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Exhibit 10.25

          Agreement between Robert L. DeMeulenaere and the Company regarding the change in control arrangements, dated
          December 31, 1994.
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AGREEMENT


This Agreement ("Agreement") effective this 31st day of December, 1994, by and between Brenton Banks, Inc., an Iowa bank holding company with its principal place of business in Des Moines, Iowa ("Employer") and Robert L. DeMeulenaere ("Employee").

Whereas, Employer desires to provide certain employment security to Employee, a key employee of Employer, to induce Employee to continue his employment with Employer and enhance his ability to perform effectively without undue distraction should Employer become a target of an attempted acquisition, takeover or merger; and

Whereas, in an effort to induce Employee to remain in the employ of Employer and in consideration of his continuing employment, Employer desires to enter into this Agreement for the payment of certain benefits in the event that Employee employment is terminated or subject to a significant change as provided herein, following a change of control of Employer.

Now, therefore, in consideration of the promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Term. Except as otherwise provided, this Agreement shall remain in full force and effect until the earlier of the death or disability of Employee, or the expiration of the Employee's rights to receive any benefits payable pursuant to this Agreement.

2. Entitlement to Benefits. Employee shall be entitled to benefits if the Employee is employed by Employer when a Change in Control of Employer occurs and, within three years thereafter, there is a Termination of Existing Employment of Employee.

3. Change of Control. For purposes of this Agreement, a Change of Control of Employer shall mean any transaction or series of transactions, the result of which is: (a) a direct or indirect acquisition of all or substantially all of the assets of the Employer; (b) a change in ownership whereby the stockholders of Employer immediately prior to such transaction(s) own less than a majority of the combined voting power of all issued and outstanding securities of Employer or its successor following the transaction(s); or
(c) a person and their affiliates own a greater number of shares of the Company than the Brenton Family. Transactions resulting in a Change of Control shall include but not be limited to direct acquisitions of assets or securities or indirect acquisitions by merger, consolidation, or other legal reorganization of Employer. The "Brenton Family" for purposes of this section, shall include all descendants of Harold Brenton and their spouses and affiliates including but not limited to any shares owned by trusts, corporations or persons which the descendants of Harold Brenton have control over or are for the benefit of said descendants or their spouses.
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4.  Termination of Existing Employment.  For purposes of this Agreement, a
Termination of Existing Employment shall occur if there is a substantial reduction in duties in Employee's employment or such employment is terminated by Employer, Employer's subsidiary, a successor to Employer or such successor's subsidiary.

5. Calculation of Benefits. Upon a Termination of Existing Employment within one year of a Change in Control, Employee shall be entitled to receive Benefits in the amount of Five Hundred Thousand Dollars ($500,000); upon a Termination of Existing Employment more than one year but prior to three years following a Change in Control, the Benefits to be received by the Employee shall be reduced by $10,417 for each full month the Employee remains employed by the Company beyond the 12th month following the change in control. No benefits shall accrue to the Employee if there is a Termination of Existing Employment more than three years following a Change in Control. For example, if the Employee is terminated during the 17th month following the change in control, the Employee will receive $458,332 ($500,000 - ((16-
12) x $10417)). The benefits payable hereunder shall be paid to the Employee within 10 days following the event causing the payment to become due.

6. Ratable Decrease in Benefits with Age. The Benefits calculated under Paragraph 5 above shall remain unchanged for any Change of Control that occurs before Employee reaches age 61. In the event that a Change of Control occurs after Employee turns 61, the Benefits calculated thereunder shall be reduced by 20% during the year Employee is age 61, reduced by 40% during the year Employee is age 62, reduced by 60% during the year Employee is age 63, reduced by 80% during the year Employee is age 64, and Employee shall no longer be entitled to receive benefits if a Change in Control occurs after Employee turns age 65. For example, a Change of Control and Termination of Existing Employment occurs when Employee is age 62 and the Benefits calculated in accordance with Paragraph 5 above are $500,000, the Benefits are decreased by 40% to $300,000. In the preceding example, if the Termination of Existing Employment occurred during the twenty-fifth month following the Change of Control and the Employee is age 64, the Benefits in the amount of $374,996 calculated in accordance with Paragraph 5 would be decreased by 80% to $74,999.20.

7. Limitation on Benefits. Notwithstanding the foregoing, in the event that the amount of Benefits payable to Employee exceeds 2.9 times the Employee's "base amount" allocated to the payment hereunder as determined under I.R.C.
Section 280G(b)(3)(B), the Benefits payable to Employee shall be limited to
2.9 times the Employee's "base amount" allocated to the payment hereunder as determined under I.R.C. Section 280G(b)(3)(B).

8. No Reduction in Salary. If, following a Change in Control, the Employee remains employed by Employer or its successor, the Employer or its successor may not, for a period of three years following the Change of Control, reduce the Employee's salary below the salary level paid immediately prior to the Change in Control.
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9.  No Contract of Employment.  The rights and obligations created hereunder shall have no effect on Employee's status as an employee at will of Employer. Employee acknowledges that this Agreement creates no right to be employed by Employer and shall be construed solely as creating additional financial security in the event of a Change of Control of Employer.
10. Binding Agreement. This Agreement shall be binding on Employer, its successors and assigns.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Iowa.

12. Waiver. Following a Change of Control, no successor to Employer shall request or require Employee to release, modify, waive or discharge his rights hereunder. Failure of Employee to enforce his rights hereunder at the time of any breach or non-compliance with any condition or provision of this Agreement by Employer, its successors or assigns, shall not be deemed to be a waiver of such provision and shall have no effect on the enforcement of the same or any other condition herein contained.

13. Severability. In the event that any provision of this Agreement is deemed to be invalid or unenforceable, such invalid or unenforceable provision shall be deemed to be modified in such a manner as to make it valid and enforceable and shall have no affect on the validity or enforceability of any other provision of this Agreement.

14. Prior Agreements. This Agreement shall supersede all prior agreements between the parties relating to Change of Control of Employer, and all such prior agreements, whether oral or written, are hereby canceled, terminated, and revoked.


Wherefore, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



Brenton Banks, Inc.,                       Employee



By________________________________________ __________________________________
  C. Robert Brenton, Chairman of the Board Robert L. DeMeulenaere
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